EXHIBIT 10.9B

Amendment No. 2 to
Cenex Harvest States Cooperatives
Share Option Plan

WHEREAS, the Cenex Harvest States Share Option Plan (the “Plan”) was adopted by the Company effective January 1, 1998 and was amended on August 31, 1998 and on May 2, 2001; and

WHEREAS, the Cenex Harvest States Share Option Plan Committee (the “Committee”) has recommended to the Board that the Plan be further amended to provide for pricing of shares on a net asset value rather than market price basis; and

WHEREAS, the Plan provides that the Board of Directors of the Company may, from time to time in its discretion, amend any provision of the Plan, in whole or in part, with respect to any participant or group of participants.

NOW, THEREFORE, BE IT RESOLVED, That the Plan is amended, effective August 1, 2001, as follows.

1.	Section 2.15, previously defining “Market Price,” is amended and restated as follows:

“Net Asset Value” means, in the case of open-end mutual fund shares, the net asset value per share as reported by the fund on the applicable date of reference hereunder. In the case of a share of stock of a private investment company established by the Employer, the Net Asset Value means the market-to-market value of the securities and other assets held by the private investment company, plus any cash, minus all liabilities. Expenses and fees and any reserves are accrued and taken into account for the purpose of determining the Net Asset Value of the private investment company. For purposes of determining the value of the private investment company’s assets, the Company generally shall value any securities that is traded principally on a market for which daily transaction prices are published at the last sale price on the date of valuation. If there has been no sale of such security on such day, such security shall be valued at the mean of the closing bid and asked prices on such day. If no bid or asked prices are quoted on such day, such security shall be valued by such method as the Company shall determine in good faith to reflect its fair market value. Any security traded principally in a market for which daily transaction prices are not published but for which bid and ask quotations are available generally shall be valued at the latest bid price available on the date of valuation. All other securities or investments and assets of the private investment company, including securities whose market value cannot be readily determined, shall be assigned such fair value as the Company shall in its sole discretion determine in good faith to reflect its fair value. All values in foreign currencies, if any, shall be converted into U.S. dollars at the average interbank currency exchange rate at the close of business on the valuation day.

2	Section 3.2 (d), “Effect of Dividends and Distributions with Respect to Stock,” is amended by striking the following sentence from the end thereof: “Any property acquired (or deemed to be acquired) through reinvestment will be added to the Stock by rounding to the nearest one thousandth of a share and will be subject to the applicable Option, without any adjustment to the Exercise Price.”

3.	Section 3.3, “Exercise Price,” is amended by replacing the words “Market Price” with the words “Net Asset Value” in each of the three places they appear.

4.	In Section 3.5, the title shall be amended to read as follows: “Stock May be Held in Trust.”

5.	Section 3.6, “Substitution of Assets Held in Trust,” is amended by (i) replacing the words “Market Price” with the words “Net Asset Value” in the first sentence; and (ii) changing the last sentence to read as follows: “Such change in Option property shall be considered the grant of a new Option and the terms of the Plan, including Articles III and IV, shall apply to the grant of the new Option except that the Exercise Period under the new Option Agreement shall not exceed the Exercise Period under the original Option Agreement, the six-month waiting period to exercise the Option shall not be applicable, any conditions of the grant recited in the original Option pursuant to section 3.4 shall be carried over to the new Option, and the initial Exercise Price of the new Option shall be equal to the initial Exercise Price of the Option being replaced.”

6.	Section 5.4, “Change of Control,” is amended by replacing the words “Market Price” with the words “Net Asset Value” in Subsection (d) thereof.

7.	Section 6.2, “Powers of the Committee,” is amended by replacing the word “stock” with the word “Stock” in subsection (d) thereof.

RESOLVED FURTHER, That the Chief Executive Officer and the Cenex Harvest States Share Option Plan Committee are authorized and empowered to take any and all additional actions to implement the aforesaid resolution, including but not limited to, the amendment of the trust agreement and the execution of administrative and investment advisory agreements in order to fully implement the resolution.

Adopted: 08/07/01

CENEX HARVEST STATES COOPERATIVES
By:	s/John Schmitz
John Schmitz
Its Executive Vice President and CFO